SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): December 1, 2010

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 683-5900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events

On December 1, 2010, Church & Dwight Co., Inc. as plan sponsor of The Church & Dwight Co., Inc Retirement Plan for Hourly Employees (the “Pension Plan”), purchased a non participating group annuity contract from the Principal Life Insurance Company for the benefit of certain former and current employees with vested benefits in, and retired participants currently receiving benefits from the Pension Plan. In addition, effective December 1, 2010, an existing participating annuity contract with Aetna Insurance Company was changed to a non-participating annuity contract. The contractual arrangements were made pursuant to commitment letters between the Company and the respective insurance companies that were signed on November 17, 2010.

The purchase price of the contracts is approximately $63 million, which was funded from the assets of the Pension Plan on December 1, 2010 (considered the measurement date for accounting purposes) and a one-time payment by the Company of approximately $14 million ($9 million after- tax). The transactions have resulted in the transfer and settlement of virtually the entire pension benefit obligation. The Company is awaiting final Internal Revenue Service determination to complete the termination of the Pension Plan, but at this point these commitments are irrevocable, thus relieving the Company of primary responsibility for this obligation.

As a result of the transfer of the Pension Plan obligations and assets described above, the Company will record a charge to earnings in the fourth quarter of 2010 of approximately $24 million pre-tax or $0.21 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: December 6, 2010	By:	/s/ Matthew T. Farrell
	Name:	Matthew T. Farrell
	Title:	Executive Vice President Finance and Chief Financial Officer